EXHIBIT 20

For Immediate Release	September 25, 2014

BOWL AMERICA REPORTS FISCAL YEAR EARNINGS

Bowl America Incorporated today reported earnings per share for its fiscal fourth quarter were $.01 and for the fiscal year were $.27. The prior year fourth quarter included the sale of the Company’s Winter Park, Florida location. Without the sale, the quarter would have shown a loss of $.02 per share. Fiscal year 2013 earnings were $.61 per share, with $.32 contributed by the discontinued operation and sale at Winter Park.

A more detailed explanation of results is available in the Company’s Form 10-K filing available through the website www.bowlamericainc.com. Bowl America operates 18 bowling centers and its stock trades on the NYSE MKT with the symbol BWLA.

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BOWL AMERICA INCORPORATED

Results of Operations

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	06/29/14	06/30/13	06/29/14	06/30/13
Operating Revenues
Bowling and other	$3,314,871	$3,517,868	$16,094,493	$16,914,493
Food, beverage and merchandise sales	1,440,973	1,460,261	6,685,524	6,942,788
	4,755,844	4,978,129	22,780,017	23,857,281

Operating expenses excluding depreciation and amortization	4,791,628	5,015,751	20,258,255	20,674,250
Depreciation and amortization	272,690	280,532	1,323,276	1,421,616
Gain on sale of assets	8,820	980	8,820	980
Interest, dividend and other income	101,397	86,827	662,693	435,141

Earnings (loss) from continuing operations before taxes	(198,257)	(230,347)	1,869,999	2,197,536
Earnings (loss) earnings from continuing operations	$28,812	$(91,604)	$1,373,168	$1,485,773
Earnings (loss) from discontinued operations-net of tax	(937)	1,703,881	(2,774)	1,669,449

Net Earnings	27,875	1,612,277	1,370,394	3,155,222
Comprehensive Earnings	$88,851	$1,513,677	$1,377,972	$3,200,424

Weighted average shares outstanding	5,160,971	5,142,724	5,160,971	5,151,784

Earnings per share from continuing operations	.01	(.02)	.27	.29
Earnings per share from discontinued operations	.00	.33	.00	.32
EARNINGS PER SHARE	.01	.31	.27	.61

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SUMMARY OF FINANCIAL POSITION

Dollars in Thousands

	06/29/14	06/30/13
ASSETS
Total current assets including cash and short-term investment of $2,295 and $4,388	$3,739	$5,535
Property and investments	30,625	31,190
TOTAL ASSETS	$34,364	$36,725

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$2,983	$3,054
Other liabilities	2,402	2,639
Stockholders' equity	28,979	31,032
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,364	$36,725